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                                                                       Exhibit 5

                                February 18, 1997



Advanced Lighting Technologies, Inc.
2307 East Aurora Road, Suite 1
Twinsburg, Ohio  44087

         RE:      Form S-8 Registration Statement

Gentlemen:

                  We are acting as counsel for Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company") in connection with the proposed offer by the Company of up to 100,000 shares of the Company's Common Stock (the "Shares") pursuant to the Advanced Lighting Technologies, Inc. Employee Stock Purchase Plan (the "Plan"). Such offering of Shares is covered by a prospectus forming a part of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission. We are rendering this opinion as of the date hereof.

                  Based upon the foregoing, it is our opinion that the Shares, when issued or transferred to participants in accordance with the Plan, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued and sold pursuant to the Plan under the Securities Act of 1933 and to the reference to use under the caption "Item 5. Interests of Named Experts and Counsel" in such Registration Statement.

                                      Very truly yours,

                                      COWDEN, HUMPHREY & SARLSON CO., L.P. A.